         As filed with the Securities and Exchange Commission on October 3, 2000
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                CERUS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       68-0262011
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         2525 STANWELL DRIVE, SUITE 300
                                CONCORD, CA 94520
                                 (925) 603-9071
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                STEPHEN T. ISAACS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CERUS CORPORATION
                         2525 STANWELL DRIVE, SUITE 300
                                CONCORD, CA 94520
                                 (925) 603-9071
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:
                              ROBERT L. JONES, ESQ.
                               ANDREA VACHSS, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                              --------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                              ---------------------

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE      PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
          TO BE REGISTERED              REGISTERED          PRICE PER SHARE(1)           OFFERING PRICE(1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value(2)    1,200,000 shares                 $54.75                $65,700,000                 $17,345
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on September 29, 2000 as reported on the Nasdaq National Market.

(2) Each share of the registrant's common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series C junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series C junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant's common stock and have no value except as reflected in the market price of the share to which they are attached.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE THAT THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. [WE] MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2000


                                1,200,000 SHARES

                                CERUS CORPORATION

                                  COMMON STOCK

        The selling stockholder listed on page 15 is offering up to 1,200,000 shares of Cerus Corporation common stock.

        Our common stock trades on the Nasdaq National Market under the symbol CERS. On September 29, 2000, the last reported sale price of our common stock was $55.50 per share.

        We will not be paying any underwriting discounts or commissions in this offering.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October __, 2000.

                                TABLE OF CONTENTS


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                                                                                                                     Page
CERUS ...........................................................................................................       3

RISK FACTORS.....................................................................................................       4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................................................      12

WHERE YOU CAN FIND MORE INFORMATION ABOUT CERUS AND THIS OFFERING................................................      13

USE OF PROCEEDS..................................................................................................      14

SELLING STOCKHOLDER..............................................................................................      14

PLAN OF DISTRIBUTION.............................................................................................      15

LEGAL MATTERS....................................................................................................      17

EXPERTS .........................................................................................................      17




-----------

Helinx(TM) is a trademark of Cerus Corporation.

Intercept(TM) is a trademark of Baxter International, Inc.



                                       2.

                                      CERUS

        Cerus is developing products to prevent the transmission of diseases through blood transfusions. Our systems, which we are developing with our partner, Baxter Healthcare Corporation, inactivate infectious pathogens in blood components and inhibit the white blood cell activity that is responsible for certain adverse immune and other transfusion-related reactions. Blood components include platelets, fresh frozen plasma and red blood cells. Our Intercept(TM) blood systems, which are at various stages of pre-commercial development, treat each of these components. Because our systems are designed to inactivate rather than merely test for pathogens, they may reduce the risk of transmission of pathogens that would remain undetected by current testing methods. We believe that our proprietary Helinx(TM) technology has the potential to inactivate many new pathogens before they are identified and before screening tests have been developed to detect them in the blood supply. We also are leveraging our core technology into programs for decontaminating plasma derivatives and improving the outcome of bone marrow or stem cell transplants in cancer patients.

        We have completed six clinical trials of our Intercept platelet system, three clinical trials of our Intercept plasma system and two clinical trials of our Intercept red blood cell system. Our Intercept platelet system has undergone Phase 3 clinical trials in Europe and is in Phase 3 clinical trials in the United States. Our Intercept plasma system is in a Phase 3 clinical trial in the United States. Our Intercept red blood cell system is in Phase 1 clinical trials in the United States. Our allogeneic cellular immunotherapy, or ACIT, program for improving the outcomes of stem cell transplants is in a Phase 1 clinical trial in the United States using Helinx T-cells.

        We are a Delaware corporation. Our principal executive offices are located at 2525 Stanwell Drive, Suite 300, Concord, California 94520, and our telephone number is (925) 603-9071. In this prospectus, "Cerus," "we," "us," and "our" refer to Cerus Corporation, unless the context otherwise requires.


                               RECENT DEVELOPMENTS

        On August 22, 2000, we and Baxter announced the results of our European Phase 3 trial of the Intercept platelet system. Based on these results, we expect to submit an application for regulatory approval to market the system in Europe.

        On August 28, 2000, we sold 1,200,000 newly-issued shares of our common stock to Janus Investment Fund, the selling stockholder in this offering, for an aggregate purchase price of $60 million.



                                       3.

                                  RISK FACTORS

        You should carefully consider the following risk factors, in addition to other information included or incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT, AND THERE IS A HIGH RISK OF FAILURE.

        We have no products that have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing medical devices and biotechnology products based on new technologies. Our products must satisfy rigorous standards of safety and efficacy before the United States Food and Drug Administration and international regulatory authorities can approve them for commercial use. Our platelet, fresh frozen plasma, red blood cell and stem cell transplantation programs are undergoing clinical testing. Our other programs are still in the early stages of research and development. We will have to conduct significant additional research and pre-clinical (animal) and clinical (human) testing before we can file applications for product approval with the FDA and foreign regulatory agencies. Clinical trials in particular are expensive, take many years and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. Any of our product candidates may fail in the testing phase or may not attain market acceptance, which could prevent us from achieving profitability.

IF OUR PRE-CLINICAL AND CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL BE UNABLE TO COMMERCIALIZE OUR PRODUCTS AND GENERATE REVENUE.

        We must provide the FDA and foreign regulatory authorities with pre-clinical and clinical data that demonstrate our products are safe and effective before they can be approved for commercial sale. It may take us several years to complete our testing, and failure can occur at any stage of testing. We cannot rely on interim results of trials to necessarily predict their final results, and acceptable results in early trials might not be repeated in later trials. Any trial may fail to produce results satisfactory to the FDA. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a pre-clinical study or clinical trial or adverse medical events during a clinical trial could cause a pre-clinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to a program are successful.

WE MAY FAIL TO COMPLETE OUR CLINICAL TRIALS ON TIME OR BE UNABLE TO COMPLETE THEM AT ALL.

        We typically rely on third-party clinical investigators to conduct our clinical trials and on other third-party organizations to perform data collection and analysis. As a result, we have less control over certain aspects that may delay:

        -      obtaining approvals from a study site's review board;

        -      training and qualifying personnel at the study site; and

        -      enrolling qualified subjects.

        In addition, some of our clinical trials involve patient groups with rare medical conditions, which may increase the difficulty in identifying and enrolling a sufficient number of patients to complete the trials on time. Our product development costs will increase if we have delays in testing or approvals. Significant clinical trial delays could allow competitors to bring products to market before we do and impair our ability to commercialize our products.



                                       4.

BECAUSE OUR PRODUCTS HAVE NOT BEEN MANUFACTURED ON A COMMERCIAL SCALE, WE FACE MANUFACTURING UNCERTAINTIES THAT COULD LIMIT COMMERCIALIZATION OF OUR PRODUCTS.

        Our product candidates, and many of their components, have never been manufactured on a commercial scale. We intend to use third-party manufacturers to produce commercial quantities of the inactivation compounds to be used in our products. The manufacturers will need to develop new methods and processes to manufacture these compounds on a commercial scale and demonstrate to us, the FDA and foreign regulatory authorities that their commercial scale manufacturing processes comply with government regulations. It may be difficult or impossible to economically manufacture our products on a commercial scale.

        Baxter is responsible for manufacturing and assembling our pathogen inactivation systems. Baxter intends to rely on third parties to manufacture and assemble system components, many of which are customized and have not been manufactured on a commercial scale. Baxter has not produced the pathogen inactivation systems in commercial quantities and may not be able to manufacture and assemble them on an economical basis.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS TO MANUFACTURE OUR PRODUCTS AND THEIR COMPONENTS.

        A limited number of suppliers manufacture our inactivation compounds. We have contracted with two manufacturers to provide enough S-59, the inactivation compound we use in our platelet and fresh frozen plasma systems, to meet our anticipated clinical trial and product development requirements. Only one of these manufacturers is performing the complete synthesis of S-59. A sole third-party manufacturer has produced the inactivation compound we use in our red blood cell systems, S-303. If any of these manufacturers cannot produce our compounds in the required quantities or to the required standards, we may face delays and shortfalls before we are able to identify alternate or additional manufacturers to meet these requirements. Also, any new manufacturer will have to prove both to us and to the FDA and foreign regulatory agencies that its manufacturing process complies with government regulations.

        Baxter intends to purchase certain key components of the pathogen inactivation systems from a limited number of suppliers. While we believe there are alternative suppliers for these components, it would be expensive and time-consuming to establish additional or replacement suppliers for these components. If Baxter were unable to find adequate suppliers for these components, we may be required to redesign the systems, which could lead to additional testing and clinical trials. If we were required to redesign the products, our development costs would increase, and our programs could be delayed significantly.

OUR PRODUCTS MAY NOT ACHIEVE ACCEPTANCE IN THE HEALTH CARE COMMUNITY.

        Even if our products receive regulatory approval for commercial sale, physicians, patients and healthcare payors may not believe that the benefits of using our systems justify their additional cost, given that the blood supply has become safer in recent years. We believe that our ability to successfully commercialize products will depend in part on the availability of adequate reimbursement for product costs and related treatment of blood components from governmental authorities and private health care insurers (including health maintenance organizations), which are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new tests and treatments. In addition, our products will not inactivate all known pathogens, and the inability of our systems to inactivate certain pathogens may inhibit their acceptance. In addition, for logistical and financial reasons, the transfusion industry has not always integrated new technologies into their processes, even those with the potential to improve the safety of the blood supply. If our products fail to achieve market acceptance, we may never become profitable.

WE WILL NEED TO DEVELOP AND TEST ADDITIONAL CONFIGURATIONS OF OUR PLATELET PATHOGEN INACTIVATION SYSTEM TO ADDRESS THE ENTIRE MARKET.

        We are currently developing our platelet pathogen inactivation system in the United States to treat apheresis platelets collected on Baxter's automated collection platform. Apheresis platelets are collected from a single donor using an automated collection machine. Currently, we estimate that the majority of platelets are collected by apheresis in the United States with the remainder prepared from pooled random donor platelets using a manual process. Blood centers in the United States preparing random donor platelets may be reluctant to switch to



                                       5.

apheresis collection, and the FDA may require us to make our systems compatible with random donor platelets. If we are required to develop a platelet pathogen inactivation system compatible with random donor platelets, or if we decide to address the random donor platelet market in the United States, we will need to perform additional product development and testing, including clinical trials. These development activities would increase our costs significantly, and may not be successful. In addition, FDA regulations limit the time from pooling to transfusion to four hours to minimize the proliferation of bacterial contamination in the pooled product. As a result, most pooling occurs in hospitals. Our platelet system is designed for use in blood centers and requires approximately six hours of processing. Therefore, the FDA's time limit between pooling and transfusion currently precludes the use of our system with pooled random donor platelets. Although our system is designed to reduce the risk of bacterial contamination, we cannot predict whether the FDA would remove this process time constraint to allow our system to be used with pooled random donor platelets.

        Baxter is one of three primary manufacturers of equipment for the collection of apheresis platelets. The equipment, design and materials used to collect the platelets vary from manufacturer to manufacturer. We are conducting our pre-clinical and clinical studies for apheresis platelets collected using only Baxter's equipment and materials. As a result, market acceptance of our platelet system for apheresis platelets will depend on market acceptance of Baxter's collection equipment. Blood centers using other equipment may be reluctant to replace their existing equipment, and the regulatory agencies may require us to make our systems compatible with other equipment. If we are required to develop platelet pathogen inactivation systems compatible with other manufacturers' equipment, or if we decide to address this broader market, we will need to perform additional product development and testing, including clinical trials. These development activities would increase our costs significantly, and may not be successful.

A SMALL NUMBER OF CUSTOMERS WILL DETERMINE MARKET ACCEPTANCE OF OUR PRODUCTS.

        The market for our pathogen inactivation systems is dominated by a small number of blood collection centers. In the United States, the American Red Cross collects and distributes approximately 50% of the nation's supply of blood and blood components. Other major United States blood centers include the New York Blood Center and United Blood Services, each of which distributes approximately 6% of the nation's supply of blood and blood components. In Western Europe and Japan, various national blood transfusion services or Red Cross organizations collect, store and distribute virtually all of their respective nations' blood and blood components supply. Failure to properly market, price or sell our products to any of these large customers could significantly diminish potential product revenues.

WE RELY HEAVILY ON BAXTER FOR DEVELOPMENT FUNDING, MARKETING AND SALES.

        We have development and marketing agreements with Baxter for our platelet, fresh frozen plasma and red blood cell pathogen inactivation systems, and we rely on Baxter for significant financial and technical contributions to these programs. Our ability to develop, manufacture and market these products successfully depends significantly on Baxter's performance under these agreements.

        - Baxter can terminate our agreements or fail to perform. Baxter can terminate the agreements without cause under certain circumstances. If Baxter terminates the agreements or fails to provide adequate funding to support the product development efforts, we will need to obtain additional funding from other sources and will be required to devote additional resources to the development of our products. We cannot assure you that we would be able to find a suitable substitute partner in a timely manner, on reasonable terms or at all. If we fail to find a suitable partner, our research, development or commercialization of certain planned products would be delayed significantly which would cause us to incur additional expenditures.

        - We rely on Baxter for the marketing, sales and distribution of our products. We do not have and currently do not plan to develop our own marketing and sales organization. Instead, we plan to rely on Baxter to market and sell the pathogen inactivation systems. If our joint development agreements with Baxter are terminated or if Baxter is unable to market the products successfully, we will be required to find another marketing, sales and distribution partner or develop these capabilities ourselves. We may not be able to find a suitable partner on favorable terms or on a timely basis, if at all. Developing



                                       6.

                marketing, sales and distribution capabilities ourselves would delay commercialization of our products and increase our costs.

        - We lack control over management decisions. Baxter and we share responsibility for managing the development programs for the pathogen inactivation systems. Management decisions are made by a management board that has equal representation from both Baxter and us. Our interests and Baxter's may not always be aligned. If we disagree with Baxter on program direction, a neutral party will make the decision. The neutral party may not decide in our best interest. Under the agreements, Baxter may independently develop a pathogen inactivation system for fresh frozen plasma using their pre-existing methylene blue technology. Such an effort by Baxter could create conflicts in our joint program for the development of a pathogen inactivation system for fresh frozen plasma.

OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY DOMESTIC AND FOREIGN GOVERNMENTS.

        Our products under development and anticipated future products are subject to extensive and rigorous regulation by United States local, state and federal regulatory authorities and by foreign regulatory bodies. These regulations are wide-ranging and govern, among other things:

        -       product development;

        -       product testing;

        -       product manufacturing;

        -       product labeling;

        -       product storage;

        -       product pre-market clearance or approval;

        -       product sales and distribution; and

        -       product advertising and promotion.

        The FDA and other agencies in the United States and in foreign countries impose substantial requirements upon the manufacturing and marketing of products such as those we are developing. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain. The time required for regulatory approvals is uncertain and the process typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses, or we may not be successful at all.

        Even if our products receive approval for commercial sale, their marketing and manufacturing will be subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices. The failure to comply with these requirements could result in enforcement action, which could harm our business. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. The government may impose new regulations which could further delay or preclude regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

        We intend to generate some product revenue from sales outside of the United States. Distribution of our products outside the United States also is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings.



                                       7.

        To support our requests for FDA approval to market our products, we intend to conduct various types of studies including:

        -       toxicology studies to evaluate product safety;

        -       laboratory and animal studies to evaluate product effectiveness;
                and

        - human clinical trials to evaluate the safety, tolerability and effectiveness of treated blood components.

        We have conducted many toxicology studies to demonstrate our products' safety, and we plan to conduct additional toxicology studies throughout the product development process. At any time, the FDA may require further toxicology or other studies to further demonstrate our products' safety, which could delay commercialization. We believe the FDA is likely to weigh the potential risks of using our pathogen inactivation products against the incremental benefits, which may be less compelling in light of improved safety in the blood supply. In addition, our clinical development plan assumes that we will not be required to perform human clinical studies to demonstrate our systems' ability to inactivate pathogens. Although we have discussed this plan with the FDA, they may find it unacceptable at any time and may require human clinical trials to demonstrate efficacy in inactivating pathogens. Trials of this type may be too large and expensive to be practical.

        Regulatory agencies may limit the uses, or indications, for which any of our products is approved. For example, we believe that we will be able to claim the inactivation of particular pathogens only to the extent we have laboratory or animal data to support such claims.

        In addition to the regulatory requirements applicable to us and our products, there are regulatory requirements applicable to our prospective customers, the blood centers that process and distribute blood and blood products. Blood centers and others will likely be required to obtain approved license supplements from the FDA before shipping products processed with our pathogen inactivation systems interstate. This requirement or FDA delays in approving these supplements may deter some blood centers from using our products. Blood centers that do submit supplements may face disapproval or delays in approval that could provide further delay or deter them from using our products. The regulatory impact on potential customers could slow or limit the potential sales of our products.

WE ARE USING PROTOTYPE COMPONENTS IN OUR CLINICAL TRIALS AND HAVE NOT COMPLETED THEIR COMMERCIAL DESIGN.

        The system disposables and ultraviolet light sources we use in our clinical trials are prototypes. We are developing the commercial design for these products at the same time. As a result, we plan to perform studies, both pre-clinical and clinical, to demonstrate the equivalence of the prototype and the commercial design. However, regulatory agencies may require us to perform additional studies, both pre-clinical and clinical, using the commercial versions of the systems, which may increase our expenses and delay the commercialization of our products. If we fail to develop commercial versions of the systems on schedule, our competitors may be able to bring products to market before we do, which would delay or diminish our potential revenues.

WE HAVE ONLY A LIMITED OPERATING HISTORY AND WE EXPECT TO CONTINUE TO GENERATE LOSSES.

        We may never achieve a profitable level of operations. To date, we have engaged primarily in research and development. Our development and general and administrative expenses have resulted in substantial losses. As of June 30, 2000, we had an accumulated deficit of approximately $103.7 million. All of our products are in the research and development stage, and we have not received any revenue from product sales. We have received all of our revenue under our agreements with Baxter, the Consortium for Plasma Sciences, and federal research grants. We will be required to conduct significant research, development, clinical testing and regulatory compliance activities for each of these products. We expect our losses to continue at least until our product candidates are commercialized and achieve significant market acceptance. Our ability to become profitable will depend on our ability to, among other things:



                                       8.

        - establish adequate protection of our intellectual property rights;

        -       complete our product development;

        -       obtain product regulatory approvals; and

        -       achieve market acceptance for our products.

WE WILL NEED ADDITIONAL FUNDS.

        Our product development programs are capital-intensive. We expect to continue to spend substantial funds for our operations for the foreseeable future. We believe that our existing capital resources, together with anticipated payments from Baxter under our agreements with Baxter and projected interest income, will support our current and planned operations for at least the next 18 months. Our cash, liquidity and capital requirements will depend on many factors, including additional research and development needs, product testing results, regulatory requirements, competitive pressures and technological advances and setbacks.

        We may require substantial additional funds for our long-term product development, marketing programs and operating expenses. We do not know if we will be able to raise additional funds on acceptable terms. If we raise additional funds by issuing equity securities, our existing stockholders may experience substantial dilution.

WE OPERATE IN A COMPETITIVE INDUSTRY WITH RAPIDLY CHANGING TECHNOLOGY.

        We expect our products to encounter significant competition. Our products may compete with other approaches to blood safety and improving the outcome of stem cell transplantation currently in use, as well as with future products developed by biotechnology and pharmaceutical companies, hospital supply companies, national and regional blood centers, and governmental organizations and agencies. Our success will depend in part on our ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development is risky and uncertain, and we cannot assure you that we will develop our products successfully. Competitors' products or technologies may make our products obsolete or non-competitive before we are able to generate any significant revenue. Many of our competitors or potential competitors have substantially greater financial and other resources than we have. They may also have greater experience in pre-clinical testing, human clinical trials and other regulatory approval procedures. Our ability to compete successfully will depend, in part, on our ability to:

        -       attract and retain skilled scientific personnel;

        -       develop technologically superior products;

        -       develop lower cost products;

        - obtain patent or other proprietary protection for our products and technologies;

        -       obtain required regulatory approvals for our products;

        -       be early entrants to the market; and

        - manufacture, market and sell our products, independently or through collaborations.

        Several companies are developing technologies which are, or in the future may be, the basis for products that will directly compete with or reduce the market for our pathogen inactivation systems. A number of companies are specifically focusing on alternative strategies for pathogen inactivation in various blood components. In May 1998, the FDA approved solvent-detergent for use in treating fresh frozen plasma in the United States. If the treatment of fresh frozen plasma by solvent-detergent becomes a widespread practice, which has not happened to date, it could impair our ability to market our fresh frozen plasma pathogen inactivation system in the United States.



                                       9.

At least one other company is currently marketing solvent-detergent based pathogen inactivation systems for fresh frozen plasma in Europe.

        Other groups are developing synthetic blood product substitutes and products to stimulate the growth of platelets. Development of any of these technologies could impair the potential market for our products.

FAILURE TO ATTRACT AND RETAIN KEY EMPLOYEES WILL IMPAIR OUR BUSINESS.

        Because of the scientific nature of our business, we depend on the principal members of our management and scientific staff. Our success will depend largely on our ability to attract and retain highly skilled scientific and managerial personnel. Competition for scientific and managerial personnel is particularly intense in the San Francisco Bay Area where we, together with numerous other life sciences companies, universities and research institutions, maintain our operations. The failure to maintain our management and scientific staff and to attract additional key personnel could impede significantly achievement of our research and development and commercialization objectives. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee these efforts will be successful.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR OPERATE OUR BUSINESS WITHOUT INFRINGING INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

        Our technology will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:

        -       obtain patents;

        -       protect trade secrets;

        - operate without infringing upon the proprietary rights of others; and

        -       prevent others from infringing on our proprietary rights.

        We cannot be certain that our patents or patents that we license from others will be enforceable and afford protection against competitors. Our patents or patent applications, if issued, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents.

        We cannot be certain that we were the first to make the inventions covered by each of our issued or pending patent applications or that we were the first to file patent applications for such inventions. We may need to license the right to use third-party patents and intellectual property to continue development and marketing of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties' patents or we may not be able to proceed with the development, manufacture or sale of our products.

        We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others' proprietary rights. Patent litigation is costly. In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. Litigation or interference proceedings could be expensive and time consuming, and we could be unsuccessful in our efforts to enforce our intellectual property rights.



                                      10.

WE MAY BE LIABLE IF OUR PRODUCTS HARM PEOPLE.

        We are exposed to potential liability risks inherent in the testing and marketing of medical devices and products. We may be liable if any of our products causes injury, illness or death. We intend to obtain product liability insurance before the commercial introduction of any product, but do not know whether we will be able to obtain and maintain such insurance on acceptable terms. Any insurance we obtain may not provide adequate coverage against potential liabilities. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products.

WE USE HAZARDOUS SUBSTANCES THAT ARE SUBJECT TO ENVIRONMENTAL REGULATION.

        Our research and development involves the controlled use of hazardous materials, including certain hazardous chemicals, radioactive materials and pathogens. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. We may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury. If an accident occurs, we could be held liable for any damages that result.

THE MARKET PRICE OF OUR STOCK MAY BE HIGHLY VOLATILE.

        The market prices for our securities and those of other emerging medical device and biotechnology companies have been, and may continue to be, volatile. Announcements may have a significant impact on the market price of our common stock. Such announcements may include:

        -       biological or medical discoveries;

        - technological innovations or new commercial services by us or our competitors;

        - developments concerning proprietary rights, including patents and litigation matters;

        - regulatory developments in both the United States and foreign countries;

        -       public concern as to the safety of new technologies;

        -       general market conditions;

        - comments made by analysts, including changes in analysts' estimates of our financial performance; and

        -       quarterly fluctuations in our revenue and financial results.

        The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and medical device companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our revenue and earnings. Any adverse determination in such litigation could also subject us to significant liabilities.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE IT MORE DIFFICULT TO ACQUIRE US, EVEN THOUGH AN ACQUISITION MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

        Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:



                                      11.

        - establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least two-thirds of our capital stock;

        - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

        -       limit who may call a special meeting of stockholders;

        - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

        - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

        In November 1999, our board of directors adopted a stockholder rights plan, commonly known as a "poison pill." The provisions described above, our poison pill and provisions of the Delaware General Corporation Law relating to business combinations with interested stockholders may discourage, delay or prevent a third party from acquiring us, even if our stockholders might receive a premium for their shares in the acquisition over then current market prices.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.



                                      12.

        WHERE YOU CAN FIND MORE INFORMATION ABOUT CERUS AND THIS OFFERING

        You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.


        The following documents filed with the SEC are incorporated by reference in this prospectus:

                1. Our Annual Report on Form 10-K for the year ended December 31, 1999;

                2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

                3.      Our Current Report on Form 8-K, dated August 22, 2000;
                        and

                4. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on January 8, 1997.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cerus Corporation, Attention: Investor Relations Officer, 2525 Stanwell Drive, Suite 300, Concord, California 94520, telephone: (925) 603-9071.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CERS". You may inspect reports and other information concerning us at 1735 K Street, N.W., Washington, D.C. 20006

                                -----------------

        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.


                                      13.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares of common stock.

                               SELLING STOCKHOLDER

        We are registering the shares covered by this prospectus on behalf of the selling stockholder named in the table below. We issued all of the shares to the selling stockholder in a private placement transaction. We have registered the shares to permit the selling stockholder and its pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

        The following table sets forth the name of the selling stockholder, the number of shares owned by it, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholder as of September 29, 2000, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholder after this offering is completed. The selling stockholder has not had a material relationship with us within the past three years. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder.

        The percentages of shares owned prior to the offering are based on 14,031,564 shares of our common stock outstanding, giving effect to the sale of 1,200,000 shares to the selling stockholder in the private placement.

                                                     SHARES BENEFICIALLY OWNED   NUMBER OF SHARES    SHARES BENEFICIALLY
                                                         PRIOR TO OFFERING             BEING        OWNED AFTER OFFERING
NAME                                                   NUMBER        PERCENT         OFFERED(1)     NUMBER        PERCENT
-------------------------------------------------     ---------     ---------        ---------     ---------     ---------
Janus Investment Fund on behalf of its series(2)      1,474,650          10.5%       1,200,000      274,650          2.0


--------------------

(1) Consists of 700,000 shares offered by the Janus Global Life Sciences Fund and 500,000 shares offered by the Janus Venture Fund. Thomas Malley manages the Global Life Sciences Fund, and Jonathan Coleman and William Bales manage the Venture Fund. Each manager has dispositive power with respect to the shares in the respective managed fund.

(2) Janus Capital Corporation, a registered investment advisor, may be deemed to be a beneficial owner of shares of Cerus common stock. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, such securities and disclaims any ownership associated with such rights. Thomas H. Bailey owns approximately 12.2% of Janus Capital. Mr. Bailey also serves as President and Chairman of the Board of Janus Capital. Mr. Bailey does not own of record any shares of Cerus common stock and he has not engaged in any transaction in Cerus common stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to Cerus common stock. Mr. Bailey specifically disclaims beneficial ownership over any shares of Cerus common stock that he or Janus Capital may be deemed to beneficially own.



                                      14.

                              PLAN OF DISTRIBUTION

        The selling stockholder may sell the shares from time to time. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers. The selling stockholder may sell its shares in one or more of, or a combination of:


        - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;


        - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus;


        - an exchange distribution in accordance with the rules of an exchange;


        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and


        -       privately negotiated transactions.


        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:


        - the name of the selling stockholder and of the participating broker-dealer(s);


        -       the number of shares involved;


        -       the price at which the shares were sold;


        - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;


        - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and


        -       other facts material to the transaction.



        From time to time, the selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholder also may loan



                                      15.

or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. A broker-dealer or agent and any other participating broker-dealer or the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

        We have agreed to maintain the effectiveness of this registration statement until the selling stockholder can sell all of the shares it holds under Rule 144(k) promulgated under the Securities Act. The selling stockholder may sell all, some or none of the shares offered by this prospectus.



                                      16.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report given on their authority as experts in accounting and auditing.



                                      17.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholder of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee                          $  17,345
Nasdaq listing fee                               12,000
Legal fees and expenses                          75,000
Accounting fees and expenses                     20,000
Miscellaneous expenses                            5,655
                                              ---------
                  Total                       $ 130,000
                                              =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

        The Registrant's Restated Certificate of Incorporations ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not effect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

        The Registrant has entered into agreements with its directors and officers that require Cerus to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS.

EXHIBITS.

   5.1         Opinion of Cooley Godward LLP

   10.1 Purchase Agreement by and between Cerus Corporation and Janus Investment Fund on behalf of its series Janus Global Life Sciences Fund.

   10.2 Purchase Agreement by and between Cerus Corporation and Janus Investment Fund on behalf of its series Janus Venture Fund

   23.1        Consent of Ernst & Young LLP, Independent Auditors

   23.2        Consent of Cooley Godward LLP (included in Exhibit 5.1)

   24.1        Power of Attorney (see page II-3)

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Cerus Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, state of California, on September 29, 2000.

                                       CERUS CORPORATION

                                       By:    /s/ Stephen T. Isaacs
                                          ------------------------------------

                                          Stephen T. Isaacs
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen T. Isaacs and Gregory W. Schafer and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                      TITLE                                   DATE
/s/ Stephen T. Isaacs                            President, Chief Executive Officer      September 29, 2000
--------------------------------------------     and Director (Principal Executive
              Stephen T. Isaacs                  Officer)


/s/ Gregory W. Schafer                           Vice President, Finance and Chief       September 29, 2000
--------------------------------------------     Financial Officer (Principal
             Gregory W. Schafer                  Financial and Accounting Officer)


/s/ B.J. Cassin                                  Director                                September 29, 2000
--------------------------------------------
                 B.J. Cassin

/s/ John E. Hearst                               Director                                September 29, 2000
--------------------------------------------
               John E. Hearst

                                                 Director
--------------------------------------------
           C. Raymond Larkin, Jr.

                                                 Director
--------------------------------------------
              Peter H. McNerney

/s/ Dale A. Smith                                Director                                September 29, 2000
--------------------------------------------
                Dale A. Smith

                                INDEX TO EXHIBITS

EXHIBIT NUMBER             DESCRIPTION

    5.1         Opinion of Cooley Godward LLP

    10.1 Purchase Agreement by and between Cerus Corporation and Janus Investment Fund on behalf of its series Global Lite Sciences Fund

    10.2 Purchase Agreement by and between Cerus Corporation and Janus Investment Fund on behalf of its series Venture Fund

    23.1        Consent of Ernst & Young LLP, Independent Auditors

    23.2        Consent of Cooley Godward LLP (included in Exhibit 5.1)

    24.1        Power of Attorney (see page II-3)